                                                                       EXHIBIT 4

                             CRC SELECT II PRODUCT

                                     [LOGO]
                                  THE HARTFORD

                        HARTFORD LIFE INSURANCE COMPANY
                              200 HOPMEADOW STREET
                               SIMSBURY, CT 06089
       (a stock life insurance company, herein called "We", "Us", "Our")

This Contract is issued to the Contract Owner (herein called "You", "Your") by Us on the Contract Issue Date, in consideration of the payment of the Premium Payment. We will provide You with the benefits described in this Contract.

This Contract is subject to the laws of the jurisdiction where it is delivered.

                          READ THIS CONTRACT CAREFULLY
                  THIS IS A LEGAL CONTRACT BETWEEN YOU AND US.

RIGHT TO EXAMINE CONTRACT: WE WANT YOU TO BE SATISFIED WITH THE CONTRACT YOU HAVE PURCHASED. WE URGE YOU TO EXAMINE IT CLOSELY. IF FOR ANY REASON YOU ARE NOT SATISFIED WITH THIS CONTRACT, YOU MAY CANCEL IT BY RETURNING IT WITHIN TEN (10) DAYS AFTER YOU RECEIVE IT. IN SUCH AN EVENT, WE WILL PAY YOU AN AMOUNT EQUAL TO THE CONTRACT VALUE ON THE DATE OF CANCELLATION MULTIPLIED BY THE MARKET VALUE ADJUSTMENT.

MARKET VALUE ADJUSTMENT FORMULA

THIS CONTRACT CONTAINS A MARKET VALUE ADJUSTMENT FORMULA. THE FORMULA MAY RESULT IN EITHER UPWARD AND DOWNWARD ADJUSTMENTS IN THE GROSS SURRENDER VALUE. DETAILS OF THE MARKET VALUE ADJUSTMENT ARE DESCRIBED IN THE SURRENDER PROVISIONS ON PAGE 9.

SEPARATE ACCOUNT

THE PREMIUM PAYMENT WILL BE DEPOSITED IN A NON-UNITIZED SEPARATE ACCOUNT. ALL ASSETS OF HARTFORD LIFE INSURANCE COMPANY ARE AVAILABLE TO MEET THE GUARANTEES UNDER THE CONTRACT AND ARE AVAILABLE TO MEET THE GENERAL OBLIGATIONS OF HARTFORD LIFE INSURANCE COMPANY.

SIGNED FOR HARTFORD LIFE INSURANCE COMPANY BY:

                               NON-PARTICIPATING

                           INDIVIDUAL SINGLE PREMIUM
                          DEFERRED MODIFIED GUARANTEED
                                ANNUITY CONTRACT

                               TABLE OF CONTENTS

                                                                         PAGE
--------------------------------------------------------------------------------
Contract Specifications                                                   3
Definitions                                                               4
Premium Payment Provisions                                                6
Contract Control Provisions                                               6
General Provisions                                                        6
Guarantee Periods and Interest Crediting Provisions                       8
Surrender Provisions                                                      9
Death Benefit Provisions                                                 10
Annuity Provisions                                                       12
Annuity Tables                                                           14

                            CONTRACT SPECIFICATIONS

CONTRACT NUMBER                  [SAMPLE]                 CONTRACT ISSUE DATE                     [MARCH 1, 2008]
ANNUITANT                        [MATTHEW BROWN]          ANNUITY COMMENCEMENT DATE             [OCTOBER 1, 2038]
ANNUITANT AGE                    [35]                     ANNUITANT GENDER                                 [MALE]
CONTRACT OWNER                   [MATTHEW BROWN]          PREMIUM PAYMENT                                [$5,000]
CONTINGENT ANNUITANT                                      GUARANTEE PERIOD                              [5 YEARS]
BENEFICIARY                      [KELLY BROWN]            GUARANTEE RATE                                     [7%]
                                                          MINIMUM INTEREST RATE                              [1%]

SURRENDER CHARGE: This charge is determined by multiplying the applicable rate specified below by the amount of the Full or Partial Surrender that exceeds the Annual Withdrawal Amount. This charge does not apply to:

       - [Surrenders during the 30 day period at the beginning of a subsequent Guarantee Period; or

       - Surrenders of Contract Value held in the Access Account, if applicable; or

       -   Annuitization; or

       -   The Death Benefit; or

       - Transfers from the current Guarantee Period into a new Guarantee Period made at the end of the then current Guarantee Period;

       -   Permissible transfers from or to any of the Accounts.]

This charge varies according to initial and subsequent Guarantee Periods and equals:

  INITIAL GUARANTEE PERIOD      EACH SUBSEQUENT GUARANTEE PERIOD
  YEAR            CHARGE            YEAR                CHARGE
------------------------------------------------------------------
  [1                 6%               [1                    4%
   2                 6%               2                     3%
   3                 5%               3                     2%
   4                 4%               4                     2%
   5                 3%               5                     2%
Thereafter           2%]           Thereafter               2%]

ANNUAL FREE WITHDRAWAL AMOUNT: The amount which is not subject to the Surrender Charge. [It equals any interest credited during the 12 months prior to the Surrender Date that was not previously withdrawn.]

MINIMUM AMOUNT: Partial surrenders may only be made if the remaining Contract Value after the Gross Surrender Value is deducted is at least the Minimum Amount of [$500].

ANNUITY PARAMETERS: The Minimum Annuity Payment allowed is: [$100.] The Annuity Commencement Date will not be deferred beyond the end of the Guarantee Period immediately following the later of:

       a)  the Annuitant's [90th] birthday; or

       b)  the [10th] Contract Year;

unless the Contract Owner elects a later Annuity Commencement Date In Writing, subject to laws and regulations then in effect and Our approval.

ADMINISTRATIVE OFFICE OF THE COMPANY: [Currently located at 200 Hopmeadow St., Simsbury, CT 06089. All correspondence concerning this Contract should be sent to Our mailing address: Hartford Life Insurance Company, Hartford, CT 06104-2999.]

                                  DEFINITIONS

ADMINISTRATIVE OFFICE OF THE COMPANY. Our administrative office is shown on the Contract Specifications page.

ANNUITANT. The person on whose life this Contract is issued. Also see Contingent Annuitant and Joint Annuitant.

ANNUITY COMMENCEMENT DATE. It is the date when Annuity payments are scheduled to begin as described under Annuity Provisions in this Contract.

BENEFICIARY. The person(s) entitled to receive benefits pursuant to the terms of the Contract in case of the death of the Annuitant, or a Contract Owner(s), as applicable.

BUSINESS DAY. Any day that We, and for so long as the New York Stock Exchange, are open for business.

CONTINGENT ANNUITANT. The person You designate who, upon the Annuitant's death prior to the Annuity Commencement Date, may become the Annuitant.

CONTRACT ANNIVERSARY. The anniversary of the Contract Issue Date. If the Contract Anniversary falls on a non-Business Day, then the Contract Anniversary will be the preceding Business Day.

CONTRACT ISSUE DATE. The date shown on The Contract Specifications page. Contract Years are measured from the Contract Issue Date.

CONTRACT OWNER(S).  The owner(s) or holder(s) of the Contract.

CONTRACT VALUE. The Contract Value on the Contract Issue Date is equal to the Premium Payment deposited into the Contract less any applicable Premium Taxes. Thereafter, it is the Premium Payment increased by interest credited, reduced by any prior surrenders (including applicable Surrender Charges and Premium Taxes) and adjusted by any Market Value Adjustments previously applied.

CONTRACT YEAR. Any 12-month period between Contract Anniversaries, beginning on the Contract Issue Date.

DEATH BENEFIT. The amount We will pay upon the death of the Contract Owner(s) or Annuitant, as applicable.

DUE PROOF OF DEATH. A certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to Us.

GROSS SURRENDER VALUE. The amount deducted from your Contract Value (including applicable Surrender Charges, Premium Taxes, and Market Value Adjustments).

GUARANTEE PERIOD. The period offered by Us and elected by you for which either an initial or renewal interest rate will be credited. The initial Guarantee Period is shown on the Contract Specifications page.

IN WRITING. A written form or other method satisfactory to Us and received at Our Administrative Office as defined.

INTERNAL REVENUE CODE.  The Internal Revenue Code of 1986, as amended.

JOINT ANNUITANT. Upon annuitization, a person other than the Annuitant on whose life, Annuity payments may be made. The Contract will have a Joint Annuitant only if the Annuity Option selected provides for a survivor.

LEHMAN BROTHERS INTERMEDIATE U.S. CREDIT INDEX OPTION ADJUSTED SPREAD. This rate is a component used to determine the Market Value Adjustment.

MARKET VALUE ADJUSTMENT. A positive or negative adjustment applied in the determination of your Gross Surrender Value after the Annual Free Withdrawal Amount is taken into consideration, if applicable, and after Surrender Charges are deducted, if applicable.

NET SURRENDER VALUE. The amount payable to You on a full or partial surrender or commutation under this Contract after any applicable Surrender Charges, Premium Taxes, and Market Value Adjustment have been applied.

PAYEE.  The person, designated by You, to whom Annuity payments will be made.

PREMIUM PAYMENT. 100% of the dollar amount of the Premium Payment deposited into the Contract.

PREMIUM TAX. A tax imposed by certain jurisdictions when a Premium Payment is made, Annuity Payments are made, or when the Contract is surrendered.

SURRENDER CHARGE. A Surrender Charge may be deducted for a full or partial surrender. The Surrender Charge schedule is shown on the Contract Specifications page.

SURRENDER DATE. The date We receive Your request In Writing for a surrender or the date You request for surrender, if later.

U.S. CONSTANT MATURITY TREASURY RATE. Also commonly known as a Treasury Yield Curve Rate. This rate is a component used to determine the Market Value Adjustment.

WE, US, OUR.  The company referred to on the first page of this Contract.

YOU, YOUR.  The Contract Owner(s).

                           PREMIUM PAYMENT PROVISIONS

PREMIUM PAYMENT. The Premium Payment is shown on The Contract Specifications page. The Premium Payment is payable at Our designated office(s). A Premium Payment of $1,000,000 or more will be subject to Our prior approval In Writing. The Premium Payment (less applicable Premium Taxes, if any) will be credited to the Contract on the Contract Issue Date.

                          CONTRACT CONTROL PROVISIONS

ANNUITANT, CONTINGENT ANNUITANT, JOINT ANNUITANT, AND CONTRACT OWNER(S).

The Annuitant may not be changed.

The designations of Contract Owner, Joint Annuitant, and Contingent Annuitant will remain in effect until You change them. The designation of the Contract Owner may be changed In Writing during the lifetime of the Annuitant. The designation of Contingent Annuitant may be changed In Writing at any time during the lifetime of the Annuitant and prior to the Annuity Commencement Date.

If no Contingent Annuitant has been named, the Contract Owner is the Annuitant, and the Contract Owner/Annuitant's spouse is the Beneficiary, the Contract Owner/Annuitant's spouse will be presumed to be the Contingent Annuitant.

In any other situation, if no Contingent Annuitant has been named, the youngest Contract Owner will be presumed to be the Contingent Annuitant, providing that the youngest Contract Owner is not the Annuitant. The Contract Owner may waive this presumption In Writing.

OWNERSHIP. You have the sole power to exercise all rights, options and privileges granted by this Contract or permitted by Us and to agree with Us to any change in or amendment to the Contract. Your rights will be subject to the rights of any assignee of record with Us and of any irrevocably designated Beneficiary. In the case of joint Contract Owners, each Contract Owner alone may exercise all rights, options and privileges, except with respect to a full surrender, partial surrender, selection of an Annuity Option, and/or change of Ownership or Beneficiary.

BENEFICIARY. The designated Beneficiary will remain in effect until You change it. The designated Beneficiary may be changed In Writing during the lifetime of the Annuitant. If the designated Beneficiary has been designated as an irrevocable Beneficiary, the designation cannot be changed or revoked without such Beneficiary's written consent. Upon receipt of written notice and Our consent, if required by Us, the new designation will take effect as of the date the notice is processed by the Contract Owner, whether or not the Annuitant or Contract Owner is alive at the time of receipt. Any payments made or other action taken by Us before the receipt of the notice will not be subject to the requested change.

                               GENERAL PROVISIONS

CONTRACT. This Contract and any amendments, endorsements or riders, constitute the entire Contract.

CONTRACT MODIFICATION. No modification of this Contract will be made without the signature of Our President, an Executive Vice President, Senior Vice President, Vice President or Assistant Vice President. No modification will affect the amount or term(s) of any Annuity Payment begun prior to the modification, unless it is required to conform the Contract to any federal or state statute. No modification will affect the method by which Your Contract Value will be determined.

INCONTESTABILITY.  We cannot contest this Contract.

MINIMUM VALUE STATEMENT. Any values available under the Surrender Provisions of this Contract equal or exceed those required by the state in which the Contract is issued.

MISSTATEMENT OF AGE AND GENDER. Prior to the Annuity Commencement Date, if the age of the Annuitant has been misstated, the Annuity Commencement Date may change. Once Annuity payments begin, if the age and/or gender of the Annuitant have been misstated, the amount of the Annuity payable by Us will be adjusted based on the correct information. Any underpayments by Us will be made up immediately and any overpayments will be charged against future amounts becoming payable. In states which require the crediting of interest in the event of an underpayment, or the deduction of interest in the event of overpayment, we will apply an annual effective rate of 1%.

NON-PARTICIPATING. This Contract is nonparticipating. It does not earn dividends.

REPORTS. You will receive a report once each Contract Year showing the Contract Value of this Contract and any other information required by the state in which this Contract was issued.

TAX QUALIFICATION. This Contract is intended to qualify as an Annuity Contract for federal income tax purposes. To that end, the provisions of this Contract are to be interpreted to ensure and maintain such tax qualification, notwithstanding any other provisions to the contrary. We reserve the right to amend this Contract to conform to any changes in the tax qualification requirements under the applicable provision of the Internal Revenue Code.

               GUARANTEE PERIOD AND INTEREST CREDITING PROVISIONS

GUARANTEE PERIODS. The Company may offer one or more renewal Guarantee Periods from time to time. We reserve the right to offer new Guarantee Periods or limit the Guarantee Periods that are offered in the future, or offer certain Guarantee Periods to certain classes of investors. The duration of a Guarantee Period may not extend beyond the maximum Annuity Commencement Date as described under the Annuity Provisions of this Contract.

     GUARANTEE PERIOD EXPIRATION AND RENEWAL. Upon expiration of any Guarantee Period, a subsequent Guarantee Period of the same duration (provided such duration is then available), will commence, unless You have elected In Writing to: 1.) transfer to another permissible Guarantee Period duration; or 2.) annuitize Your Contract; or 3.) surrender Your Contract; or 4.) other options made available by Us.

     If the same duration is not available, the Contract will be renewed into the next higher Guarantee Period that is then available. If the only available Guarantee Period would extend beyond the maximum Annuity Commencement Date, the only available options are: 1.) annuitize Your Contract; or 2.) surrender Your Contract; or 3.) other options made available by Us.

     GUARANTEE PERIOD EXCHANGES. Once each Contract Year beginning after the first Contract Year, You may elect to transfer out of the current Guarantee Period and into a Guarantee Period of a different then permissible duration. At that time, a new Guarantee Period will be established which must be longer than the previous Guarantee Period and a Market Value Adjustment may apply. However, You may not renew or transfer the Contract into any Guarantee Period of a duration that extends beyond the Annuity Commencement Date as described under the Annuity Provisions of this Contract.

The Contract Value at the beginning of the new Guarantee Period will equal the Contract Value at the time of transfer adjusted for any applicable Market Value Adjustment. Transfers from the current Guarantee Period into a new Guarantee Period made at the end of the then current Guarantee Period are not subject to a Surrender Charge or Market Value Adjustment.

Surrender Charges applicable to each subsequent Guarantee Period are measured from the beginning of each subsequent Guarantee Period and are shown on the Contract Specifications page.

CREDITING OF INTEREST. The Premium Payment (less the Gross Surrender Value of all surrenders made) will earn interest daily at the effective annual Guarantee Rate during the Guarantee Period. This rate will never be less than the Minimum Interest Rate. The Guarantee Rate is set by Us for the applicable Guarantee Period on the effective date of each Guarantee Period. The initial Guarantee Rate that We will credit is shown on the Contract Specifications page.

MINIMUM INTEREST RATE. The guaranteed Minimum Interest Rate that will be applied during a Guarantee Period is determined at the beginning of each Guarantee Period. The Minimum Interest Rate equals the greater of 1% and an interest rate calculated as follows:

     The interest rate will be such that the Contract Value prior to the application of the Market-Value-Adjustment (MVA) will never be less than 87.5% of the Contract Value at the beginning of the then effective Guarantee Period, adjusted for prior withdrawals, accumulated at the non-forfeiture interest rate required by the Standard Non-forfeiture Law for individual fixed deferred annuities.

The guaranteed Minimum Interest Rate will be recalculated monthly for Guarantee Period renewals and new Contracts We issue, based on the formula above. It will not change during a Guarantee Period.

We may credit additional interest at Our sole discretion.

                              SURRENDER PROVISIONS

SURRENDERS. Full surrenders may be made under this Contract at any time. Partial surrenders may only be made if:

       a)  the Gross Surrender Value is at least $1,000; and

       b) the remaining Contract Value after the Gross Surrender Value has been deducted is at least the Minimum Amount shown on the Contract Specifications page.

A full or partial surrender made at the end of a Guarantee Period is not subject to a Surrender Charge or Market Value Adjustment. A request for a surrender at the end of a Guarantee Period must be received, In Writing, no later than the end of the Guarantee Period. In the event of a full surrender, except as otherwise provided pursuant to applicable rider, We will pay the Contract Owner an amount equal to the Net Surrender Value as of the end of the then applicable Guarantee Period.

In the event of a full or partial surrender made at any time other than the end of a Guarantee Period, no Surrender Charge or Market Value Adjustment will be imposed on the Annual Free Withdrawal Amount. However, any unpaid Premium Taxes may apply.

In the case of any surrenders, the Net Surrender Value will be payable to You. In the event of surrenders in excess of the Annual Free Withdrawal Amount, the Net Surrender Value is determined by Us as follows:

     Assume:

         A  =   the amount you request for a Surrender;
         B  =   Annual Free Withdrawal Amount;
         C  =   the Surrender Charge, plus any unpaid Premium Taxes. The
                Surrender Charge equals (A - B) x the applicable Surrender
                Charge percentage as shown on the Contract Specifications page.
         D  =   the Market Value Adjustment described below.

The Net Surrender Value equals (A - C) x D.

     MARKET VALUE ADJUSTMENT - The formula which will be used to determine the Market Value Adjustment is calculated by Us as follows:

      1 + I
    [-------] [TO THE POWER OF N/12]
      1 + J

     where:

         I = the U.S. Constant Maturity Treasury rate as of three business days prior to the Guarantee Period effective date (expressed as a decimal, e.g., 1% = .01), with maturity years equal to the length of the then current Guarantee Period plus the Lehman Brothers Intermediate U.S. Credit Index Option Adjusted Spread rate as of three business days prior to the Guarantee Period effective date; and

         J = the U.S. Constant Maturity Treasury rate as of three business days prior to the date the interest adjustment is applied (expressed as a decimal, e.g., 1% = .01), with maturity years equal to the remainder of the then current Guarantee Period (this will be interpolated when necessary) plus the Lehman Brothers Intermediate U.S. Credit Index Option Adjusted Spread rate as of three business days prior to the date the interest adjustment is applied; and

         N = the number of complete months from the Surrender Date to the end of the then current Guarantee Period.

In the event that any index or rate is no longer available, We will use a substantially similar index or rate for determining the Market Value Adjustment. If a discontinued index or rate is not available for a Guarantee Period renewal or exchange, We will use a substantially similar index or rate, as applicable. We will notify You of any changes in the availability of the index or rate, and the applicable substitute We will use.

PAYMENT UPON SURRENDER - DEFERRAL OF PAYMENT. We may defer payment of any amounts from the Contract for up to six months from the date of the request to surrender, subject to obtaining any required approval by the Insurance Commissioner of the state in which this Contract is issued. If We defer payment for more than 30 days, We will pay interest per annum of at least the statutory required minimum interest rate then in effect on the amount deferred.

                            DEATH BENEFIT PROVISIONS

BENEFICIARY DISPOSITION IN THE EVENT OF DEATH BEFORE THE ANNUITY COMMENCEMENT DATE. If the Contract Owner dies, and the Annuitant is living, and

       a) the joint Contract Owner is living, and then the joint Contract Owner will also become the Beneficiary. In this case, the rights of such designated Beneficiary are voided.

       b) there is no surviving joint Contract Owner, then the designated Beneficiary will remain the Beneficiary.

       c) there is no surviving joint Contract Owner, and there is no Beneficiary designation is in effect, or the designated Beneficiary has predeceased the Contract Owner, then the Contract Owner's estate shall be the Beneficiary.

If the Annuitant dies, and

       a) the Annuitant is also the sole Contract Owner, regardless of any named Contingent Annuitant, the designated Beneficiary will remain the Beneficiary.

       b) both the Contract Owner and the Contingent Annuitant are living, the Contingent Annuitant will become the Annuitant, the designated Beneficiary will remain the Beneficiary.

       c) the Contract Owner is living, and there is no Contingent Annuitant or the Contingent Annuitant is not living, the Contract Owner will be presumed to be the Contingent Annuitant and the Contract continues. The Contract Owner may waive this presumption and receive the Death Benefit. The rights of the designated Beneficiary are automatically voided.

       d) the contract is owned by a corporation or other entity, the Contract Owner will be the Beneficiary. In this case, the rights of the designated Beneficiary are automatically voided.

BENEFICIARY DISPOSITION IN THE EVENT OF DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE.

       a) If the Contract Owner dies, and the Annuitant is living, the designated Beneficiary will become the Contract Owner and the payments will continue as scheduled.

       b) If the Annuitant dies, the Contract Owner will be the Beneficiary. Upon Our receipt of Due Proof of Death, the rights of the designated Beneficiary are automatically voided.

       c) If the Annuitant, who is also the sole Contract Owner, dies, the designated Beneficiary will remain the Beneficiary.

DEATH BENEFIT. The Death Benefit will be calculated as of the date We receive notification, In Writing, of Due Proof of Death at the Administrative Office of the Company. If death occurs before the Annuity Commencement Date, the Death Benefit equals the Contract Value. There is no Surrender Charge or Market Value Adjustment applied to a Death Benefit. If death occurs on or after the Annuity Commencement Date, any remaining interest in the Contract will be paid at least as rapidly as under the method of distribution in effect at the time of death.

SETTLEMENT OF THE DEATH BENEFIT. The Death Benefit may be taken in one sum or under any of the settlement options then being offered by Us subject, however, to the distribution requirements below. The Beneficiary may elect any available settlement option, unless the Contract Owner has designated the settlement option for that Beneficiary. The available settlement options include any of the annuity options under this Contract or any other options then being offered or approved by Us. If payment is taken in one sum, an interest-bearing draft account ("Safe Haven Account") will be offered and if elected, maintained until the entire balance is withdrawn. The Safe Haven Account is part of Our General Account assets. The minimum draft writing amount and remaining balance must be at least equal to the minimum amounts according to Our rules then in effect. If the remaining balance falls below Our minimum amount rules, the Safe Haven Account will terminate and We will pay the remaining balance in one sum.

As of the date of receipt of complete disbursement instructions from the Beneficiary, the amount to be paid or applied to a selected settlement option will be computed. When there is more than one Beneficiary, the amount will be calculated for each Beneficiary's share of the proceeds and paid or applied to a selected settlement option according to and upon receipt of each Beneficiary's instructions. If the date of receipt of complete instructions falls on a non-Business Day, the amount will be computed on the next Business Day.

When payment is taken in one sum, payment will be made within 7 days of Our receipt of complete instructions.

DISTRIBUTION REQUIREMENTS. Subject to the Alternative Election or Spouse Beneficiary provisions below:

       a) If any Contract Owner dies before the Annuity Commencement Date, the entire interest in the Contract will be distributed within five years after such death; and

       b) If any Contract Owner dies on or after the Annuity Commencement Date and before the entire interest in the Contract has been distributed, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of such death.

If the Contract Owner is not an individual, then for purposes of the preceding paragraph a) or b), the primary Annuitant will be treated as the Contract Owner. If the Contract Owner is not an individual, then for purposes of the preceding paragraph a) or b), a change of Annuitant is treated as death of Contract Owner.

ALTERNATIVE ELECTION TO SATISFY DISTRIBUTION REQUIREMENTS. If any portion of the interest of a Contract Owner described above is payable to or for the benefit of a designated Beneficiary, and the Beneficiary elects after the Contract Owner's death to have the benefit distributed over a period that:

       a) does not extend beyond the later of such Beneficiary's life or life expectancy; and

       b)  does commence within one year of the date of death;

then for purposes of satisfying the distribution requirements above, the benefit will be treated as distributed entirely on the date such periodic distributions begin.

SPOUSE BENEFICIARY. In the event of the death of a Contract Owner and there is no joint Contract Owner and the sole Beneficiary is the Contract Owner's spouse and the Annuitant (Contingent Annuitant, if applicable) is alive, this Contract will continue with the spouse as the Contract Owner, unless the spouse elects to be paid a death benefit option. This provision will apply only once with respect to this Contract. Spousal continuation is only available if the spouse is listed as 100% Beneficiary.

                               ANNUITY PROVISIONS

ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date is shown on The Contract Specifications page. You may change the date by notifying Us prior to the Annuity Commencement Date, subject to the parameters as shown on the Contract Specifications page and Our approval.

ANNUITY PAYMENT. If the Annuity Commencement Date does not coincide with the end of a Guarantee Period, We will apply Your Contract Value, less any applicable Premium Taxes, multiplied by the Market Value Adjustment, if any, to purchase the modal income payments according to the Annuity Option elected. If the Annuity Commencement Date coincides with the end of any Guarantee Period, no Market Value Adjustment will be applied in the determination of the monthly income payments. No Surrender Charge will be applied upon annuitization at any time.

ELECTION OF ANNUITY OPTION. You may elect any one of the Annuity Options described below or any other Annuity Option We offer at the time of annuitization. In the absence of such election, the Life Annuity with 10 Years Period Certain will apply. The Annuity Option elected by You may not be changed on or after the Annuity Commencement Date. Election of any of these options must be made, In Writing, to Us prior to the Annuity Commencement Date.

Some of the options may not be available if this Contract is issued to qualify under Section 401, 403, or 408 of the Internal Revenue Code of 1986 as amended. The third, fifth and sixth options (Life Annuity with Payments for a Period Certain, Joint and Last Survivor Life Annuity with Payments for a Period Certain, and Payment for a Period Certain) or any other option with a period certain segment will be available only if the guaranteed payment period is less than the life expectancy of the Annuitant at the time the option becomes effective. Such life expectancy will be computed under the mortality table then in use by Us.

ELECTION OF ANNUITY PAYMENT FREQUENCY. You may elect the Annuity payment frequency. Available Annuity payment frequencies include: monthly, quarterly, semi-annual, and annual. In the event that You do not elect a payment frequency, Annuity payments will be made monthly. Annuity payments will be made according to the Annuity payment frequency selected. You may elect to change the Annuity payment frequency of Your payments within 30 days prior to the scheduled Annuity Commencement Date.

DATE OF PAYMENT. The first Annuity Payment is payable on the Annuity Commencement Date. The remaining Annuity payments are computed and payable as of the same day of the month, or the preceding Business Day, if applicable, as the Annuity Commencement Date, based on the elected Annuity payment frequency.

MINIMUM ANNUITY PAYMENT. The first Annuity Payment must be at least equal to the Minimum Annuity Payment amount shown in the Annuity Parameters on the Contract Specifications page. If at any time, payments become less than the minimum payment amount, We have the right to change the payment frequency to meet the minimum payment requirements. If any payment amount is less than the minimum annual payment amount, We may make an alternative arrangement with You.

TERMINATION AFTER THE ANNUITY COMMENCEMENT DATE. This Contract may not be surrendered after the commencement of Annuity payments, except with respect to the Seventh Option.

PROOF OF SURVIVAL. The payment of any Annuity benefit will be subject to evidence that the Annuitant is alive on the date such payment is otherwise due, as approved by Us.

DEATH OF ANNUITANT. In the event of the death of the Annuitant while receiving Annuity payments, the Beneficiary will continue to receive the remaining guaranteed payments as scheduled. Alternatively, the Beneficiary may elect to receive a lump sum payment of the Death Benefit equal to the present value of any remaining guaranteed payments.

ANNUITY OPTIONS

     FIRST OPTION - Life Annuity - An Annuity payable during the lifetime of the Annuitant, ceasing with the last payment due prior to the death of the Annuitant.

     SECOND OPTION - Life Annuity with a Cash Refund - An Annuity payable during the lifetime of the Annuitant. At the death of the Annuitant, any remaining value will be paid to the Beneficiary. The remaining value equals the Contract Value applied on the Annuity Commencement Date, minus the dollar amount of Annuity payments already paid and Premium Taxes.

     THIRD OPTION - Life Annuity with Payments for a Period Certain (5 years to 100 years minus Annuitant's age) - An Annuity payable for a fixed number of years and during the lifetime of the Annuitant. If, at the death of the Annuitant, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary or the Beneficiary can elect to receive the present value of the remaining payments in one sum. To calculate the present value We will use an interest rate We determine in Our discretion.

     FOURTH OPTION - Joint and Last Survivor Life Annuity - An Annuity payable during the joint lifetime of the Annuitant and a Joint Annuitant, and thereafter during the remaining lifetime of the survivor Annuitant. At the time of electing this option, the Contract Owner may elect reduced payments over the remaining lifetime of the survivor Annuitant. Payments will cease with the last payment prior to the death of the survivor. If, at the death of the last surviving Annuitant, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary, or the Beneficiary can elect to receive the present value of the remaining payments in one sum. To calculate the present value We will use an interest rate We determine in Our discretion.

     FIFTH OPTION - Joint and Last Survivor Life Annuity with Payments for a Period Certain (5 years to 100 years-age) - An Annuity payable for a fixed number of years and during the lifetimes of the Annuitant and the Joint Annuitant and thereafter during the remaining lifetime of the survivor. At the time of electing this Annuity Option, the Contract Owner may elect reduced payments over the remaining lifetime of the survivor.

     SIXTH OPTION - Payments for a Period Certain (5 years to 100 years minus Annuitant's age) - An Annuity payable for a fixed number of years with period of 10 years or greater available at any time and periods of 5 to 10 years available on or after the second Contract Year. Payments will be made for the period and frequency selected. If, at the death of the Annuitant, payments have been made for less than the period selected, the remaining payments will be made to the Beneficiary or the Beneficiary can elect to receive the present value of the remaining payments in one sum. To calculate the present value We will use an interest rate We determine in Our discretion.

     SEVENTH OPTION - Annuity Proceeds Annuity Option - Amounts otherwise payable as a Death Benefit left in the Contract for a period not to exceed five years from the date of any Contract Owner or Annuitant's death prior to the Annuity Commencement Date. The amounts otherwise payable as a Death Benefit will remain in the same Guarantee Period and continue to earn the same interest rate as at the time of death. If the Guarantee Period ends before the end of the five year period, the Beneficiary may elect a new Guarantee Period with a duration closest to, but not to exceed the time remaining in the period of five years from the date of the Contract Owner's or Annuitant's death. Full or partial surrenders may be made at any time. In the event of any surrender, the remaining value will equal the Death Benefit left with Us, minus any Gross Surrender Values, plus any interest earned.

                                 ANNUITY TABLES

DESCRIPTION OF TABLES. The attached Annuity Tables show the minimum dollar amount of the monthly payments for each $1,000 applied under the first six options. Under the first, second or third options, the amount of each payment will depend upon the age and gender of the Annuitant at the time the first payment is due. Under the fourth and fifth options, the amount of each payment will depend upon the gender of both Annuitants and their ages at the time the first payment is due. Gender will not be used to determine the amount of the Annuity payable if this Contract is issued to qualify under certain sections of the Internal Revenue Code. If gender is used to determine the amount of Annuity payable, the Annuity Tables at the end of this Contract will provide rates of payment for male Annuitants and female Annuitants.

The tables for the first, second, third, fourth and fifth options are based on the [1983a Individual Annuity Mortality Table projected to the year 2000 using Projection Scale G] and an interest rate of [2.5%]. The table for the sixth option is based on an interest rate of [2.5%] per annum.

The Annuity tables for the first through fifth options are age dependent. The amount of the first payment will be based on an age that is a specified number of years younger than the Annuitant's then-attained age. The revised age is as follows:

         DATE OF FIRST PAYMENT                         REVISED AGE
--------------------------------------------------------------------------------
             [Prior to 2015                              2 years
              2015 - 2019                                3 years
              2020 - 2029                                4 years
              2030 - 2039                                5 years
             2040 or later                               6 years]

                     [This page intentionally left blank.]

                               ANNUITY TABLES FOR
                                FIXED PAYMENTS,
                         BASED ON [2.5%] INTEREST RATE
            AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000 APPLIED

Fixed Dollar Annuity payments will not vary and are guaranteed as to fixed dollar amount. Payments for any available Annuity payment frequency, period certain, age, or combination of ages not shown will be quoted upon request.

            FIRST, SECOND AND THIRD OPTIONS - SINGLE LIFE ANNUITIES

                       MALE ANNUITANT                                FEMALE ANNUITANT
                 MONTHLY PAYMENTS GUARANTEED                    MONTHLY PAYMENTS GUARANTEED
 AGE     NONE         120          180          240     NONE         120          180          240
----------------------------------------------------------------------------------------------------
 [35     $3.05        $3.05        $3.04        $3.03   $2.88        $2.88        $2.88        $2.87
  40      3.25         3.24         3.23         3.21    3.04         3.03         3.03         3.02
  45      3.49         3.48         3.45         3.42    3.23         3.22         3.22         3.20
  50      3.80         3.77         3.73         3.68    3.47         3.46         3.45         3.42
  51      3.87         3.84         3.79         3.73    3.53         3.52         3.50         3.47
  52      3.94         3.91         3.86         3.79    3.59         3.57         3.56         3.52
  53      4.02         3.98         3.93         3.85    3.65         3.64         3.61         3.58
  54      4.10         4.06         4.00         3.91    3.72         3.70         3.67         3.63
  55      4.19         4.14         4.07         3.97    3.79         3.77         3.74         3.69
  56      4.28         4.22         4.15         4.04    3.86         3.84         3.80         3.75
  57      4.37         4.31         4.23         4.10    3.94         3.91         3.87         3.81
  58      4.48         4.41         4.31         4.17    4.02         3.99         3.94         3.88
  59      4.59         4.51         4.40         4.23    4.10         4.07         4.02         3.94
  60      4.70         4.61         4.49         4.30    4.20         4.16         4.10         4.01
  61      4.83         4.72         4.58         4.37    4.29         4.25         4.18         4.08
  62      4.96         4.84         4.67         4.44    4.40         4.35         4.27         4.15
  63      5.10         4.96         4.77         4.50    4.51         4.45         4.36         4.22
  64      5.25         5.09         4.87         4.57    4.62         4.56         4.46         4.30
  65      5.41         5.23         4.97         4.64    4.75         4.67         4.55         4.37
  66      5.59         5.37         5.08         4.70    4.88         4.79         4.66         4.45
  67      5.77         5.51         5.18         4.76    5.03         4.92         4.76         4.52
  68      5.97         5.66         5.29         4.82    5.18         5.05         4.87         4.59
  69      6.18         5.82         5.39         4.87    5.34         5.19         4.98         4.66
  70      6.40         5.98         5.49         4.92    5.52         5.34         5.09         4.73
  75      7.76         6.85         5.97         5.12    6.64         6.21         5.67         5.02
  80      9.67         7.73         6.32         5.23    8.29         7.20         6.15        5.19]

                               ANNUITY TABLES FOR
                                FIXED PAYMENTS,
                         BASED ON [2.5%] INTEREST RATE
                                  (CONTINUED)

                FOURTH OPTION - JOINT AND LAST SURVIVOR ANNUITY

AGE OF                                 AGE OF FEMALE
 MALE     35           40           45           50           55           60
------------------------------------------------------------------------------------
 [35     $2.74        $2.81        $2.87        $2.92        $2.96        $2.99
  40      2.78         2.87         2.95         3.02         3.08         3.13
  45      2.81         2.92         3.02         3.12         3.22         3.30
  50      2.83         2.95         3.08         3.22         3.35         3.46
  55      2.85         2.98         3.13         3.29         3.46         3.63
  60      2.86         3.00         3.16         3.35         3.56         3.79
  65      2.87         3.01         3.19         3.39         3.64         3.92
  70      2.87         3.02         3.20         3.42         3.69         4.02
  75      2.88         3.03         3.21         3.44         3.73         4.09
  80      2.88         3.03         3.22         3.46         3.75         4.13
  85      2.88         3.03         3.22         3.46         3.77         4.16
  90      2.88         3.04         3.23         3.47         3.77         4.17

AGE OF                               AGE OF FEMALE
 MALE     65           70           75           80           85           90
------  -----------------------------------------------------------------------
 [35     $3.01        $3.03        $3.04        $3.04        $3.05        $3.05
  40      3.17         3.20         3.22         3.23         3.24         3.24
  45      3.36         3.40         3.44         3.46         3.47         3.48
  50      3.56         3.64         3.70         3.74         3.76         3.78
  55      3.79         3.91         4.01         4.08         4.13         4.15
  60      4.01         4.21         4.38         4.51         4.59         4.64
  65      4.22         4.52         4.80         5.02         5.18         5.29
  70      4.39         4.81         5.23         5.61         5.91         6.12
  75      4.52         5.05         5.64         6.23         6.76         7.15
  80      4.62         5.23         5.98         6.82         7.66         8.36
  85      4.67         5.35         6.24         7.32         8.52         9.66
  90      4.71         5.42         6.41         7.69         9.25       10.91]

   FIFTH OPTION - JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEAR PERIOD CERTAIN

AGE OF                                 AGE OF FEMALE
 MALE     35           40           45           50           55           60
------------------------------------------------------------------------------------
 [35     $2.74        $2.81        $2.87        $2.92        $2.96        $2.99
  40      2.78         2.87         2.95         3.02         3.08         3.13
  45      2.81         2.92         3.02         3.12         3.22         3.29
  50      2.83         2.95         3.08         3.22         3.35         3.46
  55      2.85         2.98         3.13         3.29         3.46         3.63
  60      2.86         3.00         3.16         3.35         3.56         3.78
  65      2.87         3.01         3.19         3.39         3.64         3.91
  70      2.87         3.02         3.20         3.42         3.69         4.01
  75      2.88         3.03         3.21         3.44         3.72         4.08
  80      2.88         3.03         3.22         3.45         3.75         4.12
  85      2.88         3.03         3.22         3.46         3.76         4.14
  90      2.88         3.03         3.22         3.46         3.76         4.15

AGE OF                               AGE OF FEMALE
 MALE     65           70           75           80           85           90
------  -----------------------------------------------------------------------
 [35     $3.01        $3.02        $3.04        $3.04        $3.05        $3.05
  40      3.17         3.20         3.22         3.23         3.23         3.24
  45      3.36         3.40         3.43         3.45         3.47         3.47
  50      3.56         3.64         3.70         3.73         3.75         3.76
  55      3.78         3.91         4.01         4.07         4.11         4.13
  60      4.01         4.21         4.37         4.49         4.56         4.59
  65      4.21         4.51         4.78         4.98         5.11         5.18
  70      4.38         4.79         5.19         5.53         5.76         5.89
  75      4.51         5.01         5.56         6.07         6.46         6.68
  80      4.59         5.17         5.85         6.54         7.10         7.46
  85      4.63         5.27         6.04         6.88         7.61         8.09
  90      4.66         5.32         6.14         7.07         7.92        8.51]

                  SIXTH OPTION - PAYMENTS FOR A PERIOD CERTAIN

                        AMOUNT OF                        AMOUNT OF                        AMOUNT OF
         NO. OF          MONTHLY          NO. OF          MONTHLY          NO. OF          MONTHLY
         YEARS           PAYMENTS          YEARS          PAYMENTS          YEARS          PAYMENTS
-------------------------------------------------------------------------------------------------------
           [10             $9.39             15             $6.64             20             $5.27
            11              8.64             16              6.30             21              5.08
            12              8.02             17              6.00             22              4.90
            13              7.49             18              5.73             23              4.74
            14              7.03             19              5.49             24              4.60

                       AMOUNT OF                         AMOUNT OF
        NO. OF          MONTHLY          NO. OF           MONTHLY
         YEARS          PAYMENTS          YEARS          PAYMENTS
---  -----------------------------------------------------------------
           25             $4.46             30             $3.93]
           26              4.34
           27              4.22
           28              4.12
           29              4.02

                               ANNUITY TABLES FOR
                                FIXED PAYMENTS,
                         BASED ON [2.5%] INTEREST RATE
            AMOUNT OF FIRST MONTHLY PAYMENT FOR EACH $1,000 APPLIED

Fixed dollar Annuity payments will not vary and are guaranteed as to fixed dollar amount. Payments for any available Annuity payment frequency, period certain, age, or combination of ages not shown will be quoted upon request.

            FIRST, SECOND AND THIRD OPTIONS - SINGLE LIFE ANNUITIES

                             MONTHLY PAYMENTS GUARANTEED
   AGE         NONE             120              180              240
-------------------------------------------------------------------------
   [35           $2.97            $2.97            $2.96            $2.95
    40            3.15             3.14             3.13             3.12
    45            3.36             3.35             3.34             3.31
    50            3.64             3.62             3.59             3.55
    51            3.70             3.68             3.65             3.60
    52            3.77             3.74             3.71             3.66
    53            3.84             3.81             3.77             3.72
    54            3.91             3.88             3.84             3.77
    55            3.99             3.96             3.91             3.83
    56            4.07             4.03             3.98             3.90
    57            4.16             4.11             4.05             3.96
    58            4.25             4.20             4.13             4.03
    59            4.35             4.29             4.21             4.09
    60            4.45             4.39             4.30             4.16
    61            4.56             4.49             4.38             4.23
    62            4.68             4.60             4.47             4.30
    63            4.81             4.71             4.57             4.36
    64            4.94             4.83             4.67             4.44
    65            5.08             4.95             4.76             4.51
    66            5.24             5.08             4.87             4.58
    67            5.40             5.22             4.97             4.64
    68            5.58             5.36             5.08             4.71
    69            5.76             5.51             5.19             4.77
    70            5.96             5.66             5.29             4.83
    75            7.20             6.53             5.82             5.07
    80            8.98             7.47             6.24            5.21]

                               ANNUITY TABLES FOR
                                FIXED PAYMENTS,
                         BASED ON [2.5%] INTEREST RATE
                                  (CONTINUED)

                FOURTH OPTION - JOINT AND LAST SURVIVOR ANNUITY

  AGE OF
  FIRST                               AGE OF SECOND ANNUITANT
ANNUITANT     35           40           45           50           55           60
----------------------------------------------------------------------------------------
   [35       $2.74        $2.80        $2.84        $2.88        $2.91        $2.93
    40        2.80         2.87         2.94         2.99         3.03         3.07
    45        2.84         2.94         3.02         3.10         3.18         3.23
    50        2.88         2.99         3.10         3.22         3.32         3.41
    55        2.91         3.03         3.18         3.32         3.46         3.60
    60        2.93         3.07         3.23         3.41         3.60         3.79
    65        2.94         3.09         3.28         3.48         3.72         3.97
    70        2.95         3.11         3.30         3.53         3.80         4.12
    75        2.96         3.13         3.33         3.57         3.87         4.24
    80        2.96         3.13         3.34         3.60         3.92         4.32
    85        2.97         3.14         3.35         3.61         3.95         4.38
    90        2.97         3.14         3.36         3.63         3.96         4.41

  AGE OF
  FIRST                             AGE OF SECOND ANNUITANT
ANNUITANT     65           70           75           80           85           90
----------  ------------------------------------------------------------------------
   [35       $2.94        $2.95        $2.96        $2.96        $2.97         $2.97
    40        3.09         3.11         3.13         3.13         3.14          3.14
    45        3.28         3.30         3.33         3.34         3.35          3.36
    50        3.48         3.53         3.57         3.60         3.61          3.63
    55        3.72         3.80         3.87         3.92         3.95          3.96
    60        3.97         4.12         4.24         4.32         4.38          4.41
    65        4.22         4.46         4.66         4.82         4.93          5.00
    70        4.46         4.81         5.14         5.42         5.63          5.77
    75        4.66         5.14         5.64         6.11         6.50          6.78
    80        4.82         5.42         6.11         6.82         7.49          8.03
    85        4.93         5.63         6.50         7.49         8.52          9.46
    90        5.00         5.77         6.78         8.03         9.46        10.91]

   FIFTH OPTION - JOINT AND LAST SURVIVOR ANNUITY WITH 10 YEAR PERIOD CERTAIN

  AGE OF
  FIRST                               AGE OF SECOND ANNUITANT
ANNUITANT     35           40           45           50           55           60
----------------------------------------------------------------------------------------
   [35       $2.74        $2.80        $2.84        $2.88        $2.91        $2.93
    40        2.80         2.87         2.94         2.99         3.03         3.07
    45        2.84         2.94         3.02         3.10         3.18         3.23
    50        2.88         2.99         3.10         3.22         3.32         3.41
    55        2.91         3.03         3.18         3.32         3.46         3.60
    60        2.93         3.07         3.23         3.41         3.60         3.78
    65        2.94         3.09         3.28         3.48         3.71         3.96
    70        2.95         3.11         3.30         3.53         3.80         4.11
    75        2.96         3.13         3.32         3.57         3.87         4.23
    80        2.96         3.13         3.34         3.59         3.91         4.31
    85        2.97         3.13         3.35         3.61         3.94         4.35
    90        2.97         3.14         3.35         3.61         3.95         4.37

  AGE OF
  FIRST                             AGE OF SECOND ANNUITANT
ANNUITANT     65           70           75           80           85           90
----------  -----------------------------------------------------------------------
   [35       $2.94        $2.95        $2.96        $2.96        $2.97        $2.97
    40        3.09         3.11         3.13         3.13         3.13         3.14
    45        3.28         3.30         3.32         3.34         3.35         3.35
    50        3.48         3.53         3.57         3.59         3.61         3.61
    55        3.71         3.80         3.87         3.91         3.94         3.95
    60        3.96         4.11         4.23         4.31         4.35         4.37
    65        4.21         4.45         4.65         4.79         4.87         4.92
    70        4.45         4.79         5.10         5.35         5.52         5.61
    75        4.65         5.10         5.56         5.96         6.25         6.41
    80        4.79         5.35         5.96         6.54         6.99         7.27
    85        4.87         5.52         6.25         6.99         7.61         8.01
    90        4.92         5.61         6.41         7.27         8.01        8.51]

                  SIXTH OPTION - PAYMENTS FOR A PERIOD CERTAIN

                       AMOUNT OF                         AMOUNT OF                        AMOUNT OF
       NO. OF           MONTHLY          NO. OF           MONTHLY          NO. OF          MONTHLY
        YEARS          PAYMENTS           YEARS          PAYMENTS           YEARS          PAYMENTS
-------------------------------------------------------------------------------------------------------
         [10              $9.39             15              $6.64             20             $5.27
          11               8.64             16               6.30             21              5.08
          12               8.02             17               6.00             22              4.90
          13               7.49             18               5.73             23              4.74
          14               7.03             19               5.49             24              4.60

                      AMOUNT OF                        AMOUNT OF
       NO. OF          MONTHLY          NO. OF          MONTHLY
        YEARS          PAYMENTS          YEARS          PAYMENTS
--  ----------------------------------------------------------------
          25             $4.46             30            $3.93]
          26              4.34
          27              4.22
          28              4.12
          29              4.02

                                NONPARTICIPATING

                           INDIVIDUAL SINGLE PREMIUM
                          DEFERRED MODIFIED GUARANTEED
                                ANNUITY CONTRACT

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